Exhibit 4.56

TRANSITION AGENT AGREEMENT

This Transition Agent Agreement, dated as of February 27, 2013 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is between Wells Fargo Bank, National Association, a national banking association (together with its successors and permitted assigns, the “Transition Agent”), TAL International Container Corporation, a Delaware corporation (the “Manager”), and TAL Advantage V LLC, a Delaware limited liability company (the “Issuer”).

RECITALS

WHEREAS, the Manager and the Issuer have executed that certain Management Agreement, dated as of February 27, 2013 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Management Agreement”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning set forth in (or by reference in) the Management Agreement;

WHEREAS, pursuant to Section 3.10.3 of the Management Agreement, the Manager has agreed to deliver monthly (by the 10th Business Day of each month) to the Transition Agent the Back-up Data Tape; and

WHEREAS, pursuant to Section 3.11.2 of the Management Agreement, upon receiving written notice from the Manager that a Back-up Manager Event has occurred, the Transition Agent is obligated to solicit at least three (3) bids from prospective managers to act as a back-up manager to the Manager;

NOW, THEREFORE, in consideration of the promises and agreement contained herein, the parties hereto agree as follows:

1.      Agreement to Act as Transition Agent.

(a)     The Transition Agent hereby agrees to perform the duties and responsibilities assigned to the Transition Agent in the Management Agreement, as in effect on the date hereof.

(b)     As compensation for the performance of the Transition Agent’s obligations under this Agreement, the Issuer agrees to pay to the Transition Agent on each Payment Date a fee of Five Hundred Dollars ($500); notwithstanding payment of such fee by the Issuer, each of the parties hereto acknowledge that the Transition Agent is the agent of the Noteholders.  Such fee shall be payable from amounts on deposit in the Trust Account in accordance with the provisions of Section 302 or 806 of the Indenture or in accordance with any Supplement.  In addition, the Transition Agent shall also be entitled to be reimbursed in accordance with Section 302 or 806 of the Indenture or in accordance with any Supplement for its expenses incurred in taking any actions required by this Agreement.  The term “Transition Agent Fee” shall include all amounts payable pursuant to this Section 1(b).  Any such expenses owing to the Transition Agent pursuant to this Section 1(b) shall not constitute a “claim” (as defined in Section 101(5) of the

Bankruptcy Code) against the Issuer or the Collateral in the event that such amounts are not paid pursuant to Section 302 or 806 of the Indenture or the related Supplement.

(c)     The Issuer and the Manager shall jointly and severally indemnify upon demand the Transition Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Outstanding Obligations and the termination or resignation of the Transition Agent) be imposed on, incurred by or asserted against the Transition Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Transition Agent under or in connection with any of the foregoing; provided, however, that the Issuer and the Manager shall not be liable for the payment to the Transition Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Transition Agent’s negligence or willful misconduct; provided however, that the foregoing indemnity shall in no way be deemed to impose on the Manager any obligation to reimburse the Transition Agent for: (A) losses arising from the financial inability of the related obligor on a Lease Agreement to make the payments due thereunder or because the Leases otherwise are uncollectible, or (B) losses arising from the failure of the remarketing proceeds of the Managed Containers to achieve historical or projected levels for reasons other than the Manager’s failure to comply with the terms of the Management Agreement.  Indemnification amounts owing by the Issuer pursuant to this Section 1(c) shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer or the Collateral in the event that such amounts are not paid pursuant to Sections 302 or 806 of the Indenture or the related Supplement.

(d)     The Transition Agent will not, in performing its duties and responsibilities under the Management Agreement, be obligated to take any action that would be in violation of any law, rule or regulation that may be applicable to the Transition Agent, its property or the services to be performed hereunder.  The Transition Agent shall be under no obligation to institute, conduct or defend any litigation or proceeding hereunder unless it shall have security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred in connection therewith.

(e)     The Transition Agent shall not (a) be liable for any action taken or omitted to be taken by it under or in connection with the Management Agreement (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner for any recital, statement, representation or warranty made by the Issuer, the Manager or the Indenture Trustee, or any officer thereof, contained in the Management Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Transition Agent under or in connection with, the Management Agreement or in any other Transaction Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, or for any failure of the Issuer, the Manager or any other party to any Transaction Document to perform its obligations thereunder except to the extent set forth therein.  The Transition Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Transition Agent.

(f)     This Agreement shall continue in force until the Outstanding Obligations are paid in full, upon which event this Agreement shall automatically terminate; provided, however, that the Transition Agent may resign its duties hereunder by providing each of the Issuer, the Manager and the Indenture Trustee with sixty days (60) prior written notice thereof.

(g)     Nothing herein shall prevent the Transition Agent or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity for any other Person even though such Person may engage in business activities similar to those of the Issuer.

3.                      Amendment.  The terms of this Agreement may be amended or modified only by a written instrument signed by Transition Agent, the Issuer and the Manager.

4.                      Counterparts.  This Agreement may be signed in two or more counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

5.                      Signature.  Any signature required with respect to this Agreement may be provided via facsimile or by electronic means and shall in either case be equally effective as the delivery of an originally executed counterpart.

6.                      Notices.  Any notice, report or other communication given hereunder shall be in writing and addressed to the address(es) set forth on the signature pages hereto.

7.                      Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York of the United States of America (including Sections 5-1401 and 5-1402 of the General Obligations Law, but otherwise without regard to conflicts of law principles) applicable to agreements made and to be performed therein and the obligations, rights, and remedies of the parties under this Agreement shall be determined in accordance with such laws.

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This Agreement has been executed and delivered as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Transition Agent

By:

Name:

Title:

Address for Notices:
Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: Corporate Trust Services - Asset-Backed
Administration
Fax: (612) 667-3464

TAL ADVANTAGE V LLC, as the Issuer	TAL INTERNATIONAL CONTAINER CORPORATION, as the Manager

By:	By:

Name:	Name:

Title:	Title:

Address for Notices: As set forth in the	Address for Notices: As set forth in the
Management Agreement	Management Agreement

Transition Agent Agreement